Exhibit 8.1

PRINCIPAL SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES

Name of Entity	Place of Incorporation
Subsidiary

Branco Overseas Ltd	British Virgin Islands

E-House China (Tianjin) Holdings Ltd.	British Virgin Islands

E-House Property Consultancy Ltd.	British Virgin Islands

E-House International Property Consultancy Ltd.	Hong Kong

E-House City Rehouse Real Estate Broker (Shanghai) Co., Ltd.	PRC

China E-Real Estate Holdings Ltd.	British Virgin Islands

China E-Real Estate Group Ltd.	Hong Kong

Shanghai Yi Yue Information Technology Co., Ltd.	PRC

China Online Housing Technology Corporation	Cayman Islands

China Online Housing (Hong Kong) Co., Limited	Hong Kong

Shanghai SINA Leju Information Technology Co., Ltd.	PRC

Shanghai Fangxin Information Technology Co., Ltd.	PRC

Leju (China) Internet Technology Co., Ltd.	PRC

Omnigold Holdings Ltd.	British Virgin Islands

China Commercial Real Estate Group Ltd.	British Virgin Islands

China Real Estate Business Group Ltd.	Hong Kong

Beijing Maiteng Fengshun Science and Technology Co., Ltd.	PRC

Consolidated Variable Interest Entities

Shanghai Yi Xin E-Commerce Co., Ltd.	PRC

Beijing Yisheng Leju Information Services Co., Ltd.	PRC

Beijing Jiajujiu E-Commerce Co., Ltd.	PRC